                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                         KOSAN BIOSCIENCES INCORPORATED
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                         (Title of Class of Securities)


                                    50064W107
                                 (CUSIP Number)


                                 April 12, 2001
                              (Date of Event Which
                       Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)





         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 50064W107

     1   NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Name: AG-BIOTECH CAPITAL, LLC

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                         (a)  [ ]
                                                                       (b)  [ ]

     3   SEC USE ONLY

     4   CITIZENSHIP OR PLACE OF ORGANIZATION

            USA

                              5        SOLE VOTING POWER
       NUMBER OF                       0
        SHARES
     BENEFICIALLY             6        SHARED VOTING POWER
       OWNED BY                        0
         EACH
       REPORTING              7        SOLE DISPOSITIVE POWER
        PERSON                         0
         WITH
                              8        SHARED DISPOSITIVE POWER
                                       0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0%

12       TYPE OF REPORTING PERSON (See Instructions)
         OO


                                Page 2 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 50064W107

     1   NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Name: Savia, S.A. de C.V.

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                         (a)  [ ]
                                                                       (b)  [ ]

     3   SEC USE ONLY

     4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico

                              5        SOLE VOTING POWER(*)
       NUMBER OF                       0
        SHARES
     BENEFICIALLY             6        SHARED VOTING POWER
       OWNED BY                        0
         EACH
       REPORTING              7        SOLE DISPOSITIVE POWER(*)
        PERSON                         0
         WITH
                              8        SHARED DISPOSITIVE POWER
                                       0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0%

12       TYPE OF REPORTING PERSON (See Instructions)
         CO

-----------------
         (*) Includes shares owned by AG-BIOTECH CAPITAL, LLC, which is wholly owned by Savia, S.A. de C.V.


                                Page 3 of 6 Pages

                                  SCHEDULE 13G

CUSIP No. 50064W107

     1   NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Name: Alfonso Romo Garza

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (See Instructions)                                         (a)  [ ]
                                                                       (b)  [ ]

     3   SEC USE ONLY

     4   CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico

                              5        SOLE VOTING POWER(*)
       NUMBER OF                       0
        SHARES
     BENEFICIALLY             6        SHARED VOTING POWER
       OWNED BY                        0
         EACH
       REPORTING              7        SOLE DISPOSITIVE POWER(*)
        PERSON                         0
         WITH
                              8        SHARED DISPOSITIVE POWER
                                       0


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)                                                 [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0%

12       TYPE OF REPORTING PERSON (See Instructions)
         IN

------------------
         (*) Includes shares owned by AG-BIOTECH CAPITAL, LLC, which is wholly owned by Savia, S.A. de C.V. Mr. Alfonso Romo Garza controls 50.9% of Savia, S.A. de C.V.

The Schedule 13G previously filed by the reporting persons on February 14, 2001 is hereby amended as follows:


                                Page 4 of 6 Pages
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ITEM 1.

         No modification.

ITEM 2.

         No modification.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 240.13d(b) OR 240.13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

         No modification.

ITEM 4.  OWNERSHIP

         Item 4 has been amended by adding the following:

         (b) Effective April 12, 2001, AG-BIOTECH CAPITAL, LLC sold all of the 1,502,931shares of Common Stock owned by it.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Item 5 has been amended by adding the following:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of
                  securities, check the following.                          [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         No modification.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY

BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         No modification.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         No modification.


                                Page 5 of 6 Pages
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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         No modification.

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the affect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: May 3, 2001                      AG-BIOTECH CAPITAL, LLC

                                       By: VIRIDIAN MANAGEMENT, LLC, its Manager


                                               By: /s/ Helen S. Cohen
                                                   ----------------------------
                                                   Name: Helen S. Cohen
                                                         ----------------------
                                                   Title: President
                                                          ---------------------

                                       SAVIA, S.A. de C.V.


                                       By: /s/ Carlos G. Mahuad
                                           ------------------------------------
                                           Name: Carlos G. Mahuad
                                                 ------------------------------
                                           Title: Attorney in Fact
                                                  -----------------------------


                                       ALFONSO ROMO GARZA


                                       /s/ Alfonso Romo Garza
                                       ----------------------------------------


                                Page 6 of 6 Pages